Exhibit 99.1

Maui Land & Pineapple Company, Inc.
P. O. BOX 187   ♦   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

FOR RELEASE IMMEDIATELY	ROBERT I. WEBBER
808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2007 3rd QUARTER RESULTS

                Kahului, Hawaii, November 2, 2007…. Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported a net loss of $155,000 ($.02 per basic share) for the third quarter of 2007 compared to a net loss of $2.5 million ($.34 per basic share) for the third quarter of 2006.  Consolidated revenues for the third quarter of 2007 were $28.5 million compared to $39.9 million for the third quarter of 2006.  For the first nine months of 2007, the Company reported net income of $12.1 million ($1.55 per basic share) compared to net income of $8.7 million ($1.20 per basic share) for the same period in 2006.  Consolidated revenues for the first nine months of 2007 were $128.2 million compared to $132.4 million for the first nine months of 2006.

For both the third quarter and the first nine months of 2007, increased operating profit from the Community Development segment was offset by increased operating losses from the Agriculture and Resort segments, including charges related to the restructuring of the Company’s pineapple operations of approximately $2.7 million and $10.6 million, in the third quarter and first nine months of 2007, respectively.

“Results reflect redevelopment programs in the Resort segment and the impact of restructuring of the Agriculture segment operations.  In addition, we are experiencing slowing sales of new products in our Community Development segment,” said David C. Cole, Chairman, President, and CEO.  “In response to shifting market conditions the company is reducing overhead, rescheduling capital projects, and moving from fixed to variable costs where appropriate.”

The Community Development segment reported an operating profit of $9.0 million for the third quarter of 2007 compared to $2.0 million for the third quarter of 2006.  Revenues from this operating segment were $10.0 million for the third quarter of 2007 compared to $10.9 million for the third quarter of 2006.  Increased operating profit in the third quarter of 2007 is primarily due to increased earnings from Kapalua Bay Holdings, LLC and to two non-core land sales transactions in September 2007.  The Community Development segment reported an operating profit of $46.2 million for the first nine months of 2007 compared to $26.1 million for the first nine months of 2006.  Revenues from this operating segment increased by $12.8 million to $61.3 million for the first nine months of 2007 compared to $48.5 million for the first nine months of 2006.  For the first nine months of 2007, operating profit included $24.8 million from the sale of the land underlying the Ritz-Carlton, Kapalua hotel in March 2007.

The Resort segment reported an operating loss of $3.1 million for the third quarter of 2007 compared to an operating loss of $2.0 million for the third quarter of 2006.  Resort segment revenues were $7.8 million or 28% lower for the third quarter of 2007 compared to the third quarter of 2006.  For the first nine months of 2007, Resort segment reported an operating loss of $6.7 million compared to an operating loss of $3.4 million for the first nine months of 2006.  Resort segment revenues were $28.4 million or 19% lower for the first nine months of 2007 compared to the same period in 2006.  The closures of the Village Course at the end of February 2007, the Ritz-Carlton, Kapalua hotel in July 2007, and the partial closure of the Bay Course in August 2007, were largely responsible for the reduction in revenues.  The back-nine holes of the Bay Course were closed in August 2007 for a comprehensive re-seeding of the greens.  The Course is expected to be fully opened by December 2007.  The Ritz-Carlton closed in July 2007 for extensive renovations and is expected to reopen in December 2007.

The Agriculture segment produced an operating loss of $5.6 million for the third quarter of 2007 compared to an operating loss of $4.0 million for the third quarter of 2006.  Revenues for the Agriculture segment in the third quarter of 2007 were $10.3 million or 43% lower than the third quarter of 2006.  For the first nine months of 2007, the Agriculture segment produced an operating loss of $18.6 million compared to an operating loss of $9.7 million for the first nine months of 2006; and revenues for the first nine months of 2007 were $37.3 million or 23% lower than the same period a year ago.  Lower revenues in 2007 were primarily due to a reduction in sales of processed products.  The principal reason for the increased operating losses is due to charges totaling approximately $10.6 million that were recorded from June through September 2007 related to the restructuring of the Company’s pineapple operations.

                In April 2007, the Company announced that it would cease substantially all canning and processing of solid-pack pineapple products, although it will continue to produce a small volume through the end of 2007.  As a result of this restructuring, the Company incurred losses on the disposition of equipment, material and supplies, employee severance charges, supply contract losses, and adjustments to cost of sales as fixed costs were distributed over lower projected sales volumes.  The Company will continue to process pineapple juice and will extend its fresh fruit line to include products for institutional accounts.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2007	2006	2007	2006
Revenues
Community Development	$9,983	$10,904	$61,325	$48,506
Resort	7,783	10,783	28,349	35,148
Agriculture	10,336	18,231	37,306	48,495
Other	392	(57)	1,187	245
Total Operating Revenues	$28,494	$39,861	$128,167	$132,394

Operating Profit (Loss)
Community Development	$9,009	$2,027	$46,220	$26,098
Resort	(3,060)	(1,974)	(6,730)	(3,400)
Agriculture	(5,605)	(3,972)	(18,596)	(9,697)
Other	(134)	(249)	(169)	(491)
Total Operating Profit (Loss)	210	(4,168)	20,725	12,510
Interest Expense	(405)	(131)	(1,449)	(160)
Interest Income	150	343	791	1,155
Income Tax (Expense) Benefit	(110)	1,463	(8,018)	(4,823)

Net Income (Loss)	$(155)	$(2,493)	$12,049	$8,682

Earnings (Loss) Per Common Share
Basic	$(0.02)	$(0.34)	$1.55	$1.20
Diluted	$(0.02)	$(0.34)	$1.54	$1.18

Average Common Shares Outstanding
Basic	7,929,183	7,256,800	7,759,616	7,256,815
Diluted	7,929,183	7,256,800	7,825,804	7,350,597

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.